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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment 6 to Registration Statement No. 333-71909 of Flycast Communications Corporation of our report dated February 3, 1999 (March 30, 1999 as to the last paragraph of Note 8), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 3, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the references to us under the headings "Experts" and "Change in Accountants" in such Prospectus.

/s/ Deloitte & Touche LLP
San Jose, California
April 28, 1999